Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release AIG 175 Water Street New York, NY 10038 www.aig.com	Contacts: Liz Werner (Investors): 212-770-7074; elizabeth.werner@aig.com Jon Diat (Media): 212-770-3505; jon.diat@aig.com Molly Binenfeld (Media): 917-297-4374; molly.binenfeld@aig.com

AIG REPORTS SECOND QUARTER 2014 NET INCOME ATTRIBUTABLE TO AIG OF $3.1 BILLION AND DILUTED EARNINGS PER SHARE OF $2.10

•   Second quarter 2014 after-tax operating income attributable to AIG of $1.8 billion, $1.25 per diluted share

•   Second quarter 2014 insurance pre-tax operating income of $2.7 billion

•   Completed the sale of ILFC to AerCap Holdings N.V.; total consideration of approximately $7.6 billion

•   Additional share repurchase authorization of $2.0 billion, with approximately $1.1 billion of shares repurchased during the second quarter of 2014

•   $1.6 billion of cash dividends and loan repayments to AIG Parent from insurance subsidiaries in the second quarter of 2014

NEW YORK, August 4, 2014 – American International Group, Inc. (NYSE: AIG) today reported net income attributable to AIG of $3.1 billion for the quarter ended June 30, 2014, compared to $2.7 billion for the second quarter of 2013. After-tax operating income attributable to AIG was $1.8 billion for the second quarter of 2014, compared to $1.7 billion for the prior-year quarter.

Diluted earnings per share attributable to AIG were $2.10 for the second quarter of 2014, compared to $1.84 for the second quarter of 2013. Net income for the second quarter of 2014 included a $1.4 billion after-tax gain on the sale of ILFC, or $0.96 per diluted share. After-tax operating income per diluted share attributable to AIG was $1.25 for the second quarter of 2014, compared to $1.12 in the prior-year quarter.

“AIG’s results in the second quarter were solid. Overall, our businesses demonstrated our continued discipline and resilience, underscoring our focus on improving the results of our core insurance businesses,” said AIG President and Chief Executive Officer Robert H. Benmosche. “In many ways, this quarter, my last as President and CEO of AIG, was punctuated by two significant milestones: the completion of our sale of ILFC to AerCap, which marks the last disposition of AIG’s non-core businesses, and the appointment of Peter Hancock to succeed me as AIG’s next President and Chief Executive Officer.

“We are pleased with the strong performance across all of our Property Casualty, Life and Retirement and Mortgage Guaranty businesses. Our operating results demonstrate our continued progress, and it was another very active quarter for capital management activities,” continued Mr. Benmosche.

FOR IMMEDIATE RELEASE

“As we look towards the future, I have every confidence that Peter will lead AIG to even more sustainable prosperity in the days and years ahead. Under Peter’s leadership, I have no doubt that we will continue advancing our core strategies and priorities with integrity and a profound sense of the responsibility that AIG exceed the expectations – financial, regulatory, and community – of all of our stakeholders,” Mr. Benmosche concluded.

Capital and Liquidity

•	AIG shareholders’ equity totaled $108.2 billion at June 30, 2014

•	Book value per share of $75.71 grew 15 percent from June 30, 2013; book value per share excluding accumulated other comprehensive income (AOCI) of $67.65 grew 10 percent over the same period

•	Repurchased 18.1 million shares of AIG Common Stock for an aggregate purchase price of approximately $1.1 billion in the second quarter of 2014, including initial delivery of approximately 3.8 million shares pursuant to a $300 million accelerated share repurchase agreement which settled in July 2014 with the delivery to AIG of approximately 1.7 million additional shares; approximately $1.5 billion remains available under repurchase authorization

•	Tax sharing payments to AIG Parent from insurance businesses amounted to $510 million in the second quarter of 2014 and $781 million year-to-date; subject to reimbursement in future periods

•	During the second quarter of 2014, AIG reduced Direct Investment book (DIB) debt through a redemption of $750 million aggregate principal amount of its 3.000% Notes due 2015 using cash allocated to the DIB

•	In July 2014, AIG further reduced DIB debt by approximately $2.0 billion through a redemption of $790 million aggregate principal amount of its 4.875% Notes due 2016 and a redemption of $1.25 billion aggregate principal amount of its 3.800% Notes due 2017, in each case, using cash allocated to the DIB

•	In July 2014, AIG repurchased, in tender offers, certain high coupon hybrid and senior notes issued or guaranteed by AIG Parent, for an aggregate purchase price of $2.5 billion, and also issued $1 billion of 2.300 % Notes due 2019 and $1.5 billion of 4.500% Notes due 2044

•	AIG Parent liquidity sources were $18.5 billion at June 30, 2014, including $14.1 billion of cash, short-term investments, and unencumbered fixed maturity securities, up from $15.6 billion at March 31, 2014

FOR IMMEDIATE RELEASE

AFTER-TAX OPERATING INCOME

	Three Months Ended June 30,
($ in millions)	2014	2013
Pre-tax operating income (loss)
Insurance Operations
AIG Property Casualty	$1,355	$1,086
AIG Life and Retirement	1,180	1,151
Mortgage Guaranty	210	73

Total Insurance Operations	2,745	2,310

Other Operations (excluding Mortgage Guaranty)
Direct Investment book	313	591
Global Capital Markets	245	175
Equity in pre-tax operating earnings of AerCap	53	—
Interest expense	(327)	(353)
Corporate expenses, net	(282)	(253)
Other, net	(13)	(35)

Total Other Operations (excluding Mortgage Guaranty)	(11)	125
Consolidations, eliminations and other adjustments	10	33

Pre-tax operating income	2,744	2,468

Income tax expense	(918)	(786)
Noncontrolling interests excluding net realized capital (gains) losses	7	(27)

After-tax operating income attributable to AIG	$1,833	$1,655

After-tax operating income attributable to AIG per diluted common share	$1.25	$1.12
Effective tax rate on After-tax operating income attributable to AIG	33.4%	31.8%

All operating segment comparisons that follow are to the second quarter of 2013 unless otherwise noted.

AIG PROPERTY CASUALTY

	Three Months Ended June 30,
($ in millions)	2014	2013	Change
Net premiums written	$9,213	$9,263	(1)%
Net premiums earned	8,531	8,347	2
Underwriting income (loss)	101	(223)	NM
Net investment income	1,254	1,309	(4)

Pre-tax operating income	$1,355	$1,086	25%

Underwriting ratios:
Loss ratio	64.6	68.0	(3.4	) pts
Acquisition ratio	19.4	20.0	(0.6)
General operating expense ratio	14.8	14.6	0.2

Combined ratio	98.8	102.6	(3.8)

FOR IMMEDIATE RELEASE

Accident year loss ratio, as adjusted	62.7	61.9	0.8
Accident year combined ratio, as adjusted	96.9	96.5	0.4
Severe losses	2.3	0.5	1.8	pts

AIG Property Casualty’s pre-tax operating income increased to $1.4 billion as improved underwriting results were partially offset by a decline in net investment income driven by lower returns on alternative investments and lower income on investments accounted for under the fair value option. As part of AIG’s continued focus on capital management, AIG Property Casualty distributed $701 million in cash dividends to AIG Parent during the second quarter of 2014.

The second quarter 2014 combined ratio was 98.8, a 3.8 point decrease from the prior-year quarter. Catastrophe losses were $139 million, compared to $316 million in the second quarter of 2013. Including premium adjustments, net prior year favorable loss reserve development was $14 million, compared to net prior year adverse loss reserve development of $154 million for the second quarter of 2013. The lower catastrophe losses and net favorable loss reserve development were partially offset by an increase in Commercial Insurance severe losses of $193 million, compared to $38 million in the prior-year quarter. The second quarter 2014 accident year loss ratio, as adjusted, was 62.7, an increase of 0.8 points from higher severe losses in Commercial Insurance, partially offset by improvements in accident year losses in Consumer Insurance. The second quarter accident year combined ratio, as adjusted, was slightly higher than the prior-year quarter, primarily due to the impact of these severe losses.

Excluding the effects of foreign exchange, second quarter 2014 net premiums written increased slightly from the same period in the prior year, reflecting a four percent increase in Consumer Insurance due to growth through multiple products and distribution channels. This increase was partially offset by a one percent decrease in Commercial Insurance from lower retention of renewal business and decreases in new business due to increased competition.

COMMERCIAL INSURANCE UNDERWRITING RESULTS

	Three Months Ended June 30,
($ in millions)	2014	2013	Change
Net premiums written	$5,816	$5,876	(1)%
Net premiums earned	5,265	5,073	4
Underwriting income (loss)	$239	$(88)	NM	%

Underwriting ratios:
Loss ratio	67.7	72.6	(4.9	) pts
Acquisition ratio	15.4	16.3	(0.9)
General operating expense ratio	12.3	12.8	(0.5)

Combined ratio	95.4	101.7	(6.3)

Accident year loss ratio, as adjusted	66.4	62.2	4.2
Accident year combined ratio, as adjusted	94.1	91.3	2.8	pts

The Commercial Insurance combined ratio decreased 6.3 points to 95.4, primarily due to net favorable prior year loss reserve development and lower catastrophe losses. Including premium adjustments, net prior year favorable loss reserve development was $63 million, compared to net prior

FOR IMMEDIATE RELEASE

year adverse development of $187 million for the second quarter of 2013. Second quarter 2014 catastrophe losses were $121 million, compared to $307 million in the prior-year quarter. The second quarter 2014 accident year loss ratio, as adjusted, increased 4.2 points to 66.4, reflecting higher property and specialty severe losses. The second quarter 2014 acquisition ratio decreased 0.9 points to 15.4, primarily due to lower premium taxes and guaranty fund and other assessments which were partially offset by an increase in commission rates due to change in business mix. The general operating expense ratio decreased 0.5 points to 12.3, primarily due to a higher premium earned base as the dollar amount of general operating expenses was essentially flat compared to the prior year quarter.

CONSUMER INSURANCE UNDERWRITING RESULTS

	Three Months Ended June 30,
($ in millions)	2014	2013	Change
Net premiums written	$3,407	$3,390	1%
Net premiums earned	3,253	3,255	—
Underwriting income (loss)	$68	$(1)	NM	%

Underwriting ratios:
Loss ratio	55.8	58.9	(3.1	) pts
Acquisition ratio	25.9	25.9	—
General operating expense ratio	16.3	15.3	1.0

Combined ratio	98.0	100.1	(2.1)

Accident year loss ratio, as adjusted	55.7	60.2	(4.5)
Accident year combined ratio, as adjusted	97.9	101.4	(3.5	) pts

The Consumer Insurance combined ratio decreased 2.1 points to 98.0 due to lower accident year losses, partially offset by lower net prior year favorable loss reserve development. The accident year loss ratio, as adjusted, decreased 4.5 points to 55.7. The accident year loss ratio, as adjusted, reflects rate increases and improved loss experience in the Japan automobile business, and rate actions and coverage changes in the U.S. warranty business. The general operating expense ratio increased by 1.0 point to 16.3, primarily as a result of higher infrastructure costs related to the ongoing integration of AIG Property Casualty’s Japanese entities.

AIG LIFE AND RETIREMENT

	Three Months Ended June 30,
($ in millions)	2014	2013	Change
Premiums and deposits	$7,360	$6,765	9%
Net investment income	2,561	2,637	(3)

Pre-tax operating income:
Retail	684	670	2
Institutional	496	481	3

Total pre-tax operating income	1,180	1,151	3

Assets under management	$332,812	$293,665	13%

FOR IMMEDIATE RELEASE

AIG Life and Retirement reported quarterly pre-tax operating income of $1.2 billion in the second quarter of 2014, reflecting consistent, strong performance across AIG Life and Retirement’s diversified businesses, with higher pre-tax operating income in both the Retail and Institutional operating segments compared to the same period in the prior year. These results reflected higher fee income from growth in assets under management, partially offset by lower investment income, primarily due to strong returns on alternative investments in the prior-year period. AIG Life and Retirement continued to benefit from disciplined pricing of new business, active management of renewal crediting rates for interest rate-sensitive business and the run-off of older business with relatively high crediting rates, which together have partially offset the pressure on investment yields in the sustained low interest rate environment.

AIG Life and Retirement’s net investment income of $2.6 billion in the second quarter of 2014 was 3 percent lower than the prior-year quarter, largely due to a $184 million decrease in income from alternative investments, including hedge funds, which had strong returns in the second quarter of 2013. In addition, base portfolio yield declined to 5.17 percent from 5.35 percent in the second quarter of 2013. The decrease in base yield was due to strong results from commercial mortgage loans and structured securities in the prior-year period, as well as the effect of the low interest rate environment on new money yields, including the impact of reinvesting proceeds from investment sales made during 2013 to utilize capital loss carry forwards. Base spreads for the Fixed Annuities and Group Retirement product lines decreased compared to the second quarter of 2013 due to the impact of lower base yields, which were partially offset by active crediting rate management and the run-off of older business with relatively high crediting rates.

AIG Life and Retirement generated $7.4 billion of premiums and deposits across its diversified product portfolio, up 9 percent from the second quarter of 2013. The growth was led by continued robust sales in the Retirement Income Solutions product line of $2.6 billion, a 15 percent increase over the second quarter of 2013, driven by consumer demand for retirement products with guaranteed income features. Fixed Annuities product line premiums and deposits increased to $1.1 billion for the quarter, up significantly from $355 million in the second quarter of 2013, reflecting market interest rates which, while remaining at historically low levels, have increased since the second quarter of 2013.

Assets under management grew 13 percent to $332.8 billion, including net flows of $6.3 billion over the last 12 months driven by the strong demand for Retirement Income Solutions and retail mutual fund products, as well as appreciation in invested assets, mutual funds and variable account values due to lower interest rates and favorable equity markets. Continued growth in AIG’s stable value wrap business also generated an increase of $12.1 billion in assets under management from the prior-year period.

The Retail operating segment reported quarterly pre-tax operating income of $684 million. The Retail segment has benefited from strong sales and net flows of variable annuities, which together with favorable equity markets have increased variable annuity account values, driving higher fee income. Fixed Annuities sales continued to improve despite the sustained low interest rate environment. Disciplined pricing, crediting rate management and the run-off of older business with relatively high crediting rates have mitigated the impact of declining base investment yields on spreads in the Fixed Annuities business. Retail net investment income declined slightly, primarily due to strong alternative investment income from hedge funds in the prior-year period.

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The Institutional operating segment reported quarterly pre-tax operating income of $496 million. Improved results reflected higher fee income in Group Retirement, largely driven by growth in assets under management from equity market appreciation. Institutional net investment income decreased primarily due to strong alternative investment income from hedge funds in the prior-year period, partially offset by higher call income.

In the second quarter of 2014, AIG Life and Retirement distributed $886 million of cash dividends and loan repayments to AIG Parent.

MORTGAGE GUARANTY

	Three Months Ended June 30,
($ in millions)	2014	2013	Change
Domestic first-lien new insurance written	$11,057	$13,817	(20)%
Net premiums written	249	275	(9)
Net premiums earned	226	208	9
Underwriting income	177	40	343
Net investment income	33	33	—

Pre-tax operating income	$210	$73	188%

United Guaranty Corporation (UGC) reported pre-tax operating income of $210 million for the second quarter of 2014, compared to pre-tax operating income of $73 million in the prior-year quarter. Current quarter results reflect increased net premiums earned and lower incurred losses due to $89 million in favorable prior year reserve development. First lien favorable prior year development of $79 million was driven by updated assumptions for overturn rates on previously denied claims related to a settlement with a mortgage lender.

Net premiums written decreased 9 percent to $249 million. Domestic first-lien new insurance written decreased 20 percent to $11.1 billion in principal of loans insured, driven by declining mortgage originations from refinancing activity. Quality remained high with an average FICO score of 750, and an average loan-to-value of 92 percent on new business.

OTHER OPERATIONS

AIG’s Other Operations (excluding Mortgage Guaranty) reported a second quarter 2014 pre-tax operating loss of $11 million compared to pre-tax operating income of $125 million in the prior-year second quarter. This decline in part reflects the results from the DIB driven by lower asset appreciation and a decrease in gains realized upon unwinding certain positions. Partially offsetting these declines was an improvement in Global Capital Markets pre-tax operating income due to gains realized upon unwinding certain positions, earnings from AIG’s equity investment in AerCap and lower interest expense resulting from debt capital management activities.

Conference Call

AIG will host a conference call tomorrow, Tuesday, August 5, 2014, at 8:00 a.m. EDT to review these results. The call is open to the public and can be accessed via a live listen-only webcast at

FOR IMMEDIATE RELEASE

www.aig.com. A replay will be available after the call at the same location.

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Additional supplementary financial data is available in the Investor Information section at www.aig.com.

The conference call (including the conference call presentation material), the earnings release and the financial supplement may include projections, goals, assumptions and statements that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These projections, goals, assumptions and statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. These projections, goals, assumptions and statements include statements preceded by, followed by or including words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “view,” “target” or “estimate.” These projections, goals, assumptions and statements may address, among other things: AIG’s exposures to subprime mortgages, monoline insurers, the residential and commercial real estate markets, state and municipal bond issuers, and sovereign bond issuers; AIG’s exposure to European governments and European financial institutions; AIG’s strategy for risk management; AIG’s generation of deployable capital; AIG’s return on equity and earnings per share; AIG’s strategies to grow net investment income, efficiently manage capital and reduce expenses; AIG’s strategies for customer retention, growth, product development, market position, financial results and reserves; and the revenues and combined ratios of AIG’s subsidiaries. It is possible that AIG’s actual results and financial condition will differ, possibly materially, from the results and financial condition indicated in these projections, goals, assumptions and statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections, goals, assumptions and statements include: changes in market conditions; the occurrence of catastrophic events, both natural and man-made; significant legal proceedings; the timing and applicable requirements of any new regulatory framework to which AIG is subject as a non-bank systemically important financial institution and as a global systemically important insurer; concentrations in AIG’s investment portfolios; actions by credit rating agencies; judgments concerning casualty insurance underwriting and insurance liabilities; judgments concerning the recognition of deferred tax assets; and such other factors discussed in Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) in AIG’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014, Part I, Item 2. MD&A in AIG’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, and Part I, Item 1A. Risk Factors and Part II, Item 7. MD&A in AIG’s Annual Report on Form 10-K for the year ended December 31, 2013. AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projections, goals, assumptions, or other statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

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Comment on Regulation G

Throughout this press release, including the financial highlights, AIG presents its financial condition and results of operations in the way it believes will be most meaningful, representative and transparent. Some of the measurements AIG uses are “non-GAAP financial measures” under

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Securities and Exchange Commission rules and regulations. GAAP is the acronym for “accounting principles generally accepted in the United States.” The non-GAAP financial measures AIG presents may not be comparable to similarly named measures reported by other companies. The reconciliations of such measures to the most comparable GAAP measures in accordance with Regulation G are included within the relevant tables or in the Second Quarter 2014 Financial Supplement available in the Investor Information section of AIG’s website, www.aig.com.

Book Value Per Common Share Excluding Accumulated Other Comprehensive Income (Loss) (AOCI) is used to show the amount of AIG’s net worth on a per-share basis. AIG believes Book Value Per Common Share Excluding AOCI is useful to investors because it eliminates the effect of non-cash items that can fluctuate significantly from period to period, including changes in fair value of AIG’s available for sale securities portfolio and foreign currency translation adjustments. Book Value Per Common Share Excluding AOCI is derived by dividing Total AIG shareholders’ equity, excluding AOCI, by Total common shares outstanding.

AIG uses the following operating performance measures because it believes they enhance understanding of the underlying profitability of continuing operations and trends of AIG and its business segments. AIG believes they also allow for more meaningful comparisons with AIG’s insurance competitors.

After-tax operating income (loss) attributable to AIG is derived by excluding the following items from net income (loss) attributable to AIG: income (loss) from discontinued operations, income (loss) from divested businesses (including gain on the sale of ILFC and certain post-acquisition costs incurred by AerCap in connection with its acquisition of ILFC and related tax effects), legacy tax adjustments primarily related to certain changes in uncertain tax positions and other tax adjustments, legal reserves (settlements) related to “legacy crisis matters,” deferred income tax valuation allowance (releases) charges, changes in fair value of AIG Life and Retirement fixed maturity securities designated to hedge living benefit liabilities (net of interest expense), changes in benefit reserves and deferred policy acquisition costs (DAC), value of business acquired (VOBA), and sales inducement assets (SIA) related to net realized capital gains (losses), AIG Property Casualty other (income) expense-net, (gain) loss on extinguishment of debt, net realized capital (gains) losses and non-qualifying derivative hedging activities, excluding net realized capital (gains) losses. “Legacy crisis matters” include favorable and unfavorable settlements related to events leading up to and resulting from AIG’s September 2008 liquidity crisis and legal fees incurred by AIG as the plaintiff in connection with such legal matters. See page 12 for the reconciliation of Net income attributable to AIG to After-tax operating income attributable to AIG.

AIG Property Casualty pre-tax operating income (loss) includes both underwriting income (loss) and net investment income, but excludes net realized capital (gains) losses, other (income) expense-net, and legal settlements related to legacy crisis matters described above. Underwriting income (loss) is derived by reducing net premiums earned by claims and claims adjustment expenses incurred, acquisition expenses and general operating expenses.

AIG Property Casualty, along with most property and casualty insurance companies, uses the loss ratio, the expense ratio and the combined ratio as measures of underwriting performance. These ratios are relative measurements that describe, for every $100 of net premiums earned, the amount of claims and claims adjustment expense, and the amount of other underwriting expenses that would be

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incurred. A combined ratio of less than 100 indicates underwriting income and a combined ratio of over 100 indicates an underwriting loss. The underwriting environment varies across countries and products, as does the degree of litigation activity, all of which affect such ratios. In addition, investment returns, local taxes, cost of capital, regulation, product type and competition can have an effect on pricing and consequently on profitability as reflected in underwriting income and associated ratios.

Both the AIG Property Casualty Accident year loss ratio, as adjusted, and the AIG Property Casualty combined ratio, as adjusted, exclude catastrophe losses and related reinstatement premiums, prior-year development, net of premium adjustments, and the impact of reserve discounting. Catastrophe losses are generally weather or seismic events having a net impact on AIG Property Casualty in excess of $10 million each.

AIG Life and Retirement pre-tax operating income (loss) is derived by excluding the following items from pre-tax income (loss): legal settlements related to legacy crisis matters described above, changes in fair values of fixed maturity securities designated to hedge living benefit liabilities (net of interest expense), net realized capital (gains) losses, and changes in benefit reserves and DAC, VOBA and SIA related to net realized capital gains (losses).

AIG Life and Retirement premiums and deposits includes direct and assumed amounts received on traditional life insurance policies, group benefit policies and deposits on life-contingent payout annuities, as well as deposits received on universal life, investment-type annuity contracts and mutual funds.

Other Operations pre-tax operating income (loss) is derived by excluding the following items from pre-tax income (loss): certain legal reserves (settlements) related to legacy crisis matters described above, (gain) loss on extinguishment of debt, net realized capital (gains) losses, changes in benefit reserves and DAC, VOBA and SIA related to net realized capital gains (losses), income (loss) from divested businesses, including Aircraft Leasing, and net (gain) loss on sale of divested businesses (including gain on the sale of ILFC and certain post-acquisition costs incurred by AerCap in connection with its acquisition of ILFC and our share of AerCap’s income taxes).

Results from discontinued operations are excluded from all of these measures.

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American International Group, Inc. (AIG) is a leading international insurance organization serving customers in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional, and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig |Twitter: @AIGInsurance| LinkedIn: http://www.linkedin.com/company/aig |

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

American International Group, Inc.

Financial Highlights*

(in millions, except share data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2014	2013	% Inc. (Dec.)	2014	2013	% Inc. (Dec.)
AIG Property Casualty Operations:
Net premiums written	$9,213	$9,263	(0.5)%	$17,547	$17,700	(0.9)%

Net premiums earned	8,531	8,347	2.2	16,761	16,905	(0.9)
Claims and claims adjustment expenses incurred	5,511	5,679	(3.0)	11,032	11,092	(0.5)
Acquisition expenses	1,654	1,671	(1.0)	3,293	3,359	(2.0)
General operating expenses	1,265	1,220	3.7	2,432	2,445	(0.5)

Underwriting income (loss)	101	(223)	NM	4	9	(55.6)
Net investment income	1,254	1,309	(4.2)	2,510	2,634	(4.7)
Pre-tax operating income	1,355	1,086	24.8	2,514	2,643	(4.9)
Net realized capital gains	127	109	16.5	269	163	65.0
Legal settlements	—	3	NM	8	3	166.7
Other income (expense) – net	8	7	14.3	8	10	(20.0)

Pre-tax income	$1,490	$1,205	23.7	$2,799	$2,819	(0.7)

Loss ratio	64.6	68.0		65.8	65.6
Acquisition ratio	19.4	20.0		19.6	19.9
General operating expense ratio	14.8	14.6		14.5	14.5

Combined ratio	98.8	102.6		99.9	100.0
AIG Life and Retirement Operations:
Premiums	$700	$649	7.9	$1,297	$1,269	2.2
Policy fees	701	623	12.5	1,393	1,238	12.5
Net investment income	2,561	2,637	(2.9)	5,378	5,514	(2.5)
Other income	498	419	18.9	958	812	18.0

Total revenues	4,460	4,328	3.0	9,026	8,833	2.2
Benefits and expenses	3,280	3,177	3.2	6,429	6,288	2.2
Pre-tax operating income	1,180	1,151	2.5	2,597	2,545	2.0
Legal settlements	12	359	(96.7)	42	467	(91.0)
Changes in fair value of fixed maturity securities designated to hedge living benefit liabilities, net of interest expense	54	(69)	NM	130	(98)	NM
Changes in benefit reserves and DAC, VOBA and SIA related to net realized capital losses	(41)	(1,152)	96.4	(11)	(1,211)	99.1
Net realized capital gains (losses)	44	1,430	(96.9)	(277)	1,586	NM

Pre-tax income	$1,249	$1,719	(27.3)	$2,481	$3,289	(24.6)

Other operations, pre-tax operating income	199	198	0.5	194	78	148.7
Legal reserves	(505)	(14)	NM	(529)	(25)	NM
Legal settlements	—	46	NM	(12)	48	NM
Loss on extinguishment of debt	(34)	(38)	10.5	(272)	(378)	28.0
Changes in benefit reserves and DAC, VOBA and SIA related to net realized gains (losses)	(1)	—	NM	(13)	—	NM
Aircraft Leasing	—	18	NM	17	61	(72.1)
Net gain (loss) on sale of divested businesses	2,146	(47)	NM	2,150	(47)	NM
Net realized capital gains (losses)	(120)	88	NM	(195)	133	NM

Pre-tax income (loss)	1,685	251	NM	1,340	(130)	NM
Consolidation and elimination adjustments related to pre-tax operating income	2	26	(92.3)	37	53	(30.2)
Consolidation and elimination adjustments related to non-operating income (loss), including net realized capital gains (losses)	54	(36)	NM	96	9	NM

Income from continuing operations before income tax expense	4,480	3,165	41.5	6,753	6,040	11.8
Income tax expense	1,474	425	246.8	2,088	1,142	82.8

Income from continuing operations	3,006	2,740	9.7	4,665	4,898	(4.8)
Income (loss) from discontinued operations, net of income tax expense	30	18	66.7	(17)	91	NM

Net income	3,036	2,758	10.1	4,648	4,989	(6.8)

Less: Net income (loss) from continuing operations attributable to noncontrolling interests	(37)	27		(34)	52	NM

Net income attributable to AIG	$3,073	$2,731	12.5%	$4,682	$4,937	(5.2)%

See accompanying notes on the following page.

Financial Highlights -continued

	Three Months Ended June 30,			Six Months Ended June 30,
	2014	2013	% Inc. (Dec.)	2014	2013	% Inc. (Dec.)
Net income attributable to AIG	$3,073	$2,731	12.5%	$4,682	$4,937	(5.2)%
Adjustments to arrive at after-tax operating income attributable to AIG (amounts are net of tax):
(Income) loss from discontinued operations	(30)	(18)	(66.7)	17	(91)	NM
Income from divested businesses, including gain on sale of ILFC	(1,399)	16	NM	(1,411)	(4)	NM
Uncertain tax positions and other tax adjustments	39	64	(39.1)	11	690	(98.4)
Legal reserves (settlements) related to legacy crisis matters	321	(257)	NM	319	(321)	NM
Deferred income tax valuation allowance releases	(75)	(752)	90.0	(140)	(1,538)	90.9
Changes in fair value of AIG Life and Retirement fixed maturity securities designated to hedge living benefit liabilities, net of interest expense	(35)	45	NM	(84)	64	NM
Changes in benefit reserves and DAC, VOBA and SIA related to net realized capital gains (losses)	28	835	(96.6)	16	889	(98.2)
Loss on extinguishment of debt	22	25	(12.0)	177	246	(28.0)
Net realized capital (gains) losses	(111)	(1,034)	89.3	27	(1,235)	NM

After-tax operating income attributable to AIG	$1,833	$1,655	10.8	$3,614	$3,637	(0.6)

Income (loss) per common share:
Basic
Income from continuing operations	$2.11	$1.84	14.7	$3.24	$3.28	(1.2)
Income (loss) from discontinued operations	0.02	0.01	100.0	(0.01)	0.06	NM

Net income attributable to AIG	$2.13	$1.85	15.1	$3.23	$3.34	(3.3)

Diluted
Income from continuing operations	$2.08	$1.83	13.7	$3.20	$3.27	(2.1)
Income (loss) from discontinued operations	0.02	0.01	100.0	(0.01)	0.06	NM

Net income attributable to AIG	$2.10	$1.84	14.1	$3.19	$3.33	(4.2)

After-tax operating income attributable to AIG per diluted share	$1.25	$1.12	11.6%	$2.46	$2.46	—
Weighted average shares outstanding:
Basic	1,442.4	1,476.5		1,450.8	1,476.5
Diluted	1,464.7	1,482.2		1,468.4	1,479.5
Book value per common share (a)				$75.71	$66.02	14.7
Book value per common share excluding accumulated other comprehensive income (b)				$67.65	$61.25	10.4%

Return on equity (c)	11.6%	11.1%		9.0%	10.0%
Return on equity, excluding AOCI (d)	12.8%	12.3%		9.8%	11.2%
Return on equity – after-tax operating income, excluding AOCI (e)	7.7%	7.4%		7.6%	8.4%

Financial highlights – notes

*	Including reconciliation in accordance with Regulation G.
(a)	Represents total AIG shareholders’ equity divided by common shares outstanding.
(b)	Represents total AIG shareholders’ equity, excluding AOCI divided by common shares outstanding.
(c)	Computed as Annualized net income (loss) attributable to AIG divided by average AIG shareholders’ equity. Equity includes deferred tax assets.
(d)	Computed as Annualized net income (loss) attributable to AIG divided by average AIG shareholders’ equity, excluding AOCI. Equity includes deferred tax assets.
(e)	Computed as Annualized after-tax operating income attributable to AIG divided by average AIG shareholders’ equity, excluding AOCI. Equity includes deferred tax assets.